Exhibit 99.1

AVITA® Medical Reports Third Quarter 2025 Financial Results

VALENCIA, Calif., November 6, 2025 (GLOBE NEWSWIRE) — AVITA Medical, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company delivering transformative solutions (“AVITA Medical,” or the “Company”), today reported financial results for the third quarter ended September 30, 2025.

Financial Results

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Commercial revenue of $17.1 million, representing a 13% decrease compared to the same period in 2024.
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Cash, cash equivalents, and marketable securities totaled $23.3 million as of Sept. 30, 2025.
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Operating expenses decreased by 24%, or $7.2 million, to $23.0 million, compared with $30.2 million in the corresponding period last year, as the Company continues to streamline operations and aligns spending with growth priorities.
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Net use of cash improved to $6.2 million in Q3, compared to $10.1 million in Q2, underscoring improving cash efficiency.
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Net loss improved to $13.2 million, or $0.46 per basic and diluted share, from $16.2 million, or $0.62 per share, in Q3 2024.
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2025 revenue outlook: AVITA Medical now expects full-year revenue of $70 to $74 million, compared with prior guidance of $76 to $81 million.

Other Quarterly Milestones

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RECELL GO® received CE Mark approval under the EU Medical Device Regulation, enabling European launch beginning with Germany, Italy, and the United Kingdom.
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Clinical data and conference presentations continue to reinforce the Company’s leadership in acute wound care, with results from global analyses of over 8,000 patients validating RECELL’s ability to achieve wound closure with less donor skin, faster healing, and reduced patient burden.

Cary Vance, new Interim Chief Executive Officer of AVITA Medical, commented:

“My focus will be on execution – building the use of RECELL®, driving consistent and predictable utilization of our products across burn, trauma, and surgical settings, and completing a full and successful transition of our commercial organization. To support these actions, we are concentrating our efforts on approximately 200 key U.S. burn and trauma centers that represent the highest-value opportunities in acute wound care, an addressable market segment estimated at roughly $1.3 billion. Our quarterly results reflected the impact of delayed clinician reimbursement transitions for RECELL, the pace of hospital VAC reviews for Cohealyx™ – which naturally take time – and the evolution of our commercial organization. As these factors normalize, we are well positioned to strengthen execution and advance our mission to make AVITA’s products the standard in acute wound care.”

Third Quarter Business Update

Reimbursement Update:

The regional Medicare Administrative Contractors (MACs) finalized pricing under the new Category I CPT codes for use of RECELL, and as a result reimbursement clarity has now largely been restored. All seven MACs have published or confirmed payment rates. This resolution provides clinicians with renewed confidence of payment and removes a key barrier that has impacted procedure volumes. AVITA Medical continues to support providers through education and outreach to ensure accurate billing and coding. The reimbursement environment is now normalizing, with published rates supporting sustainable clinician reimbursement through the Category I CPT code.

Clinical and Regulatory Milestones:

In September, AVITA Medical received CE Mark approval for RECELL GO® under the European Union Medical Device Regulation, enabling commercialization across Europe, commencing with Germany, Italy, and the United Kingdom. The CE Mark expands AVITA Medical’s international presence and supports the Company’s mission to bring RECELL technology to more clinicians treating burn and traumatic wounds worldwide.

At the 2025 Southern Region Burn Conference, new data reinforced RECELL’s position as a standard of care in acute wound treatment. A global systematic review covering over 8,000 patients across 13 countries confirmed RECELL’s ability to achieve wound closure with less donor skin, faster healing, and reduced patient burden. Additionally, real-world U.S. registry data demonstrated a 36% reduction in length of hospital stay and approximately $42,000 in per-patient cost savings compared to traditional split thickness skin grafts in adult patients with deep partial thickness (second degree) burns affecting up to 30% total body surface area.

Portfolio Execution:

AVITA Medical’s commercial strategy is to focus on approximately 200 U.S. burn and trauma centers representing the highest value and volume in acute wound care. This focused approach, centered on the Company’s integrated portfolio of RECELL, Cohealyx, and PermeaDerm®, targets an addressable market of roughly $1.3 billion. AVITA Medical currently serves about 5% of this segment, offering the Company a substantial opportunity for disciplined and sustainable growth.

David O'Toole, Chief Financial Officer of AVITA Medical, commented:

“We continue to execute on our disciplined cost-management strategy while aligning spending with growth priorities, achieving a 24% year-over-year decrease in total operating expenses, representing a reduction of $7.2 million to $23.0 million this quarter. Importantly, use of cash improved to $6.2 million in the third quarter compared to $10.1 million in the prior quarter, highlighting our improving cash efficiency. We also reached an agreement with OrbiMed to waive the Q3 revenue covenant at no fee and to reset the revenue covenant for the fourth quarter. In parallel, we are evaluating capital funding options and expect to provide an update, together with 2026 revenue and financial guidance in early Q1 2026.”

Third Quarter Financials Update

Commercial revenue was $17.1 million in the three-months ended September 30, 2025, representing a decrease of $2.5 million, or 13%, compared to $19.5 million in the corresponding period in the prior year. The reduction in commercial revenue was largely driven by MAC reimbursement headwinds, partially offset by increased revenue from new product launches and expanding adoption within the Company’s established markets.

Gross profit margin was 81.3% versus 83.7% in the prior year period, reflecting product mix and inventory-related adjustments. RECELL-only gross margin was 83.6% for the quarter. The Company shares the average sales price for Cohealyx at 50% and for PermeaDerm at 60%. Although these arrangements are highly beneficial, they result in an overall decrease in the gross margin percentage. Therefore, the product mix is expected to continue to impact the overall gross margin percentage while increasing gross profit. In addition, as the expenses associated with this revenue do not rise significantly, this also contributes to improved operating profit on a quarterly basis.

Total operating expenses were $23.0 million, compared to $30.2 million in Q3 2024, representing a decrease of $7.2 million or 24%. The reduction reflects a $3.1 million decline in sales and marketing expenses, primarily from lower salaries, benefits, stock-based compensation, and commissions. General and administrative expenses decreased by $2.4 million, driven by lower personnel and stock-based compensation costs, while research and development expenses declined by $1.7 million due to lower personnel cost and the capitalization of costs associated with in-house developed software. As previously disclosed, following the commercial field transformation in Q2, the Company reduced operating expenses by approximately $2.5 million per quarter, or $10 million annually. Third-quarter results reflect this reduction, which is expected to be sustained going forward.

Other expense, net was $2.8 million, up $1.7 million from $1.1 million in the prior-year period. The increase primarily reflects non-cash charges of $2.2 million related to the issuance of 400,000 shares of common stock to OrbiMed for a fifth amendment to its credit agreement executed in August, as previously disclosed, and $0.9 million from the change in fair value of the debt, partially offset by $0.3 million in investment income. In the prior-year period, other expenses included non-cash charges of $1.0 million for the change in fair value of debt and $0.8 million for the warrant liability, offset by $0.6 million in investment income and $0.1 million in other gains.

Net loss was $13.2 million, or a loss of $0.46 per basic and diluted share, compared to a net loss of $16.2 million, or a loss of $0.62 per basic and diluted share, in the same period in 2024.

AVITA Medical demonstrated continued financial discipline in the quarter. The Company began Q3 with $15.7 million in cash, cash equivalents, and marketable securities, and raised $13.8 million, net after expenses, through a private placement completed in August, bringing available cash to $29.5 million. The quarter ended with a balance of $23.3 million, reflecting net use of cash of approximately $6.2 million, a meaningful improvement compared to $10.1 million in cash used during the second quarter.

The Company now expects full-year 2025 revenue in the range of $70 million to $74 million, compared to prior guidance in the range of $76 million to $81 million.

On September 30, 2025, AVITA Medical received a waiver for the third-quarter revenue covenant under its credit agreement with OrbiMed at no fee. Subsequently, on November 5, 2025, the Company entered into a sixth amendment to its credit agreement, which amended the trailing twelve-month revenue covenant for the quarter ending December 31, 2025, to $70 million. The revenue covenant for all subsequent quarters through the maturity date remains unchanged. In consideration of the amended covenant, the Company agreed to add $500,000 to the principal balance of the loan, with interest payable on this amount during the term of the loan and due, along with the original $40 million principal balance, in accordance with the applicable provisions of the credit agreement.

Consistent with its disciplined growth strategy, AVITA Medical is exploring opportunities to enhance financial flexibility and support continued execution of revenue growth. The Company expects to provide an update on its capital and growth plans, along with 2026 guidance, in the first quarter of 2026. In the interim, AVITA Medical remains focused on disciplined cash management, sharpening execution, and accelerating commercial momentum across its core U.S. burn and trauma center opportunity.

Webcast and Conference Call Information

AVITA Medical will host a conference call on Thursday, November 6, 2025, at 1:30 p.m. Pacific Time (Friday, November 7, 2025, at 8:30 a.m. Australian Eastern Daylight Time) to discuss its third quarter 2025 financial results and recent business highlights. The live webcast will be available under the Events & Presentations section of the AVITA Medical website at https://ir.avitamedical.com/. To participate by telephone, please register in advance to receive dial-in details and a personal PIN at https://edge.media-server.com/mmc/p/fpry6ovp/. A replay of the webcast will be available shortly after the live event.

About AVITA Medical, Inc.

AVITA Medical is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is the RECELL System, approved by the U.S. Food and Drug Administration for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™ Cells, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the rights to manufacture and exclusive rights to market, sell, and distribute PermeaDerm, a biosynthetic wound matrix, and the exclusive rights to market, sell, and distribute Cohealyx, an AVITA Medical-branded collagen-based dermal matrix.

In international markets, the RECELL System is approved to promote skin healing in a wide range of applications including thermal burn and trauma wounds, with regulatory clearances in Europe, and excluding RECELL GO, in Australia and Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “guidance,” “intend,” “look forward,” “may,” “outlook,” “project,” “target,” “will,” “would,” and similar words or expressions, and the use of future dates. Forward-looking statements include, but are not limited to, statements relating to the timing and realization of regulatory approvals of our products; physician acceptance, endorsement, and use of our products (including the impact of government reimbursement payment rates on such use); failure to achieve the anticipated benefits from approval of our products; the effect of regulatory actions; product liability claims; risks associated with international operations and expansion; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. These statements are made as of the date of this release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com

media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

AVITA MEDICAL, INC.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	September 30, 2025	December 31, 2024
ASSETS	(Unaudited)
Cash and cash equivalents	$15,422	$14,050
Marketable securities	7,891	21,835
Accounts receivable, net	9,013	11,786
Prepaids and other current assets	1,801	2,060
Inventory	7,240	7,269
Total current assets	41,367	57,000
Plant and equipment, net	9,884	10,018
Operating lease right-of-use assets	3,128	3,571
Corporate-owned life insurance (“COLI”) asset	3,071	3,006
Intangible assets, net	5,204	5,570
Other long-term assets	1,074	546
Total assets	$63,728	$79,711
LIABILITIES, NON-QUALIFIED DEFERRED COMPENSATION PLAN SHARE AWARDS AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued liabilities	$8,107	$6,294
Accrued wages and fringe benefits	5,795	10,451
Loan facility	42,449	-
Current non-qualified deferred compensation (“NQDC”) liability	331	2,094
Contingent liability	3,000	-
Other current liabilities	2,149	1,319
Total current liabilities	61,831	20,158
Loan facility - long-term	-	42,245
Non-qualified deferred compensation liability	4,081	2,969
Contract liabilities	298	324
Operating lease liabilities, long-term	2,324	2,840
Contingent liability, long-term	-	3,000
Warrant liabilities	1,860	3,432
Total liabilities	70,394	74,968
Non-qualified deferred compensation plan share awards	-	244
Commitments and contingencies
Stockholders' equity (deficit):
Common stock, $0.0001 par value per share, 200,000,000 shares authorized, 30,493,111 and 26,354,042, shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	3	3
Preferred stock, $0.0001 par value per share, 10,000,000 shares authorized, no shares issued or outstanding at September 30, 2025 and December 31, 2024	-	-
Company common stock held by the non-qualified deferred compensation plan	(1,281)	(1,319)
Additional paid-in capital	392,782	367,568
Accumulated other comprehensive loss	(1,390)	(1,939)
Accumulated deficit	(396,780)	(359,814)
Total stockholders’ equity (deficit)	(6,666)	4,499
Total liabilities, non-qualified deferred compensation plan share awards and stockholders’ equity (deficit)	$63,728	$79,711

AVITA MEDICAL, INC.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Sales revenue	$16,897	$19,394	$53,448	$45,681
Lease revenue	165	152	547	164
Total revenues	17,062	19,546	53,995	45,845
Cost of sales	(3,187)	(3,190)	(9,490)	(6,814)
Gross profit	13,875	16,356	44,505	39,031
Operating expenses:
Sales and marketing	(12,053)	(15,144)	(41,200)	(44,086)
General and administrative	(7,227)	(9,590)	(20,283)	(26,071)
Research and development	(3,748)	(5,428)	(15,148)	(15,510)
Total operating expenses	(23,028)	(30,162)	(76,631)	(85,667)
Operating loss	(9,153)	(13,806)	(32,126)	(46,636)
Interest expense	(1,268)	(1,359)	(3,754)	(4,063)
Other (expense) income, net	(2,751)	(1,068)	(1,058)	478
Loss before income taxes	(13,172)	(16,233)	(36,938)	(50,221)
Income tax (expense) benefit	(15)	28	(28)	(35)
Net loss	$(13,187)	$(16,205)	$(36,966)	$(50,256)
Net loss per common share:
Basic and diluted	$(0.46)	$(0.62)	$(1.37)	$(1.95)
Weighted-average common shares:
Basic and diluted	28,393,445	25,983,929	27,012,691	25,794,690